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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Ascent Pediatrics, Inc. on Form S-3 (File Number 333-56621) and on Form S-8 (File Numbers 333-31553, 333-31551, 333-31135 and 333-62065), of our report, which includes an explanatory paragraph regarding the entity's ability to continue as a going concern, dated February 24, 1999, on our audits of the financial statements of Ascent Pediatrics, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.



                                       PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
March 31, 1999